Exhibit 99.1

DESCRIPTION OF SECURITIES

COMMON AND PREFERRED STOCK

The Company is authorized to issue 250 million shares of common stock, par value $1.00 per share (the “Common Stock”). The Company is also authorized to issue 10 million shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). No Preferred Stock is currently outstanding.

Subject to the rights of the holders of any series of Preferred Stock which may be outstanding from time to time, each share of Common Stock is entitled to one vote on all matters presented to the stockholders, with no cumulative voting rights; to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; and in the event of liquidation or dissolution of the Company, to share ratably in any distribution of the Company’s net assets. Holders of shares of Common Stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares; and no redemption or sinking fund provisions are applicable. All outstanding shares of Common Stock are fully paid and nonassessable.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS.

The Restated Certificate of Incorporation and By-laws of the Company, among other things, (i) provide that commencing at the annual meeting of stockholders that is held in calendar year 2010 (the “2010 Annual Meeting”), directors shall be elected annually for terms of one year, except that any director in office at the 2010 Annual Meeting whose term expires at the annual meeting of stockholders held in calendar year 2011 or calendar year 2012 shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified; (ii) provide that directors elected prior to the 2010 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2010 Annual Meeting, may be removed from office only for cause while any other director may be removed from office with or without cause; (iii) require advance notice of stockholder nominations for the election of directors and stockholder proposals to be given in the manner provided in the By-laws; (iv) require approval by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Common Stock of the Company for stockholder amendments to the By-laws and (v) require that stockholder action be taken only at a meeting.